Exhibit 3.1(iv)
             RESTATED ARTICLES OF INCORPORATION OF
                  TINTIC GOLD MINING COMPANY,
                       a Utah corporation

     Pursuant to Utah Code Ann. Section 16-10a-1007, as amended 1992, these Restated Articles of Incorporation are made by the above-named Corporation.

     The undersigned, a resident of the State of Utah, under and by virtue of the laws of said State, adopt for the government of the Company the following Articles of Incorporation:

                           ARTICLE I

     The name of this corporation shall be Tintic Gold Mining Company. Its principal place of business shall be at Salt Lake City, Utah, in which city it is organized, and the time of its duration shall be one hundred years from the date of filing these Articles of Incorporation in the office of the Secretary of State. Business and transfer offices may be established by the Board of Directors in any other part of the United States and the actual business of mining and milling shall be conducted in the Tintic Mining District, Juab County, Utah, and/or at such other places as may be hereafter designated by the Board of Directors.

     Meetings of the Directors shall be held at Salt Lake City, Utah and at such places within or without the State of Utah as the Directors by resolution or by-laws may direct.

                           ARTICLE II

     That the business and pursuit of this corporation, and the objects for which it is established are, and shall continue to be, to carry on and conduct a general mining, milling, ore reducing and smelting business.

     To examine, prospect and explore, and to use, work, develop and extract ores and minerals from lands, mines, works, rights, options and claims relating to gold, silver, lead, copper and other mines, or to the working of such mines or mining property of every description, and for that purpose, to engage and employ explorers, prospectors, amalgamators, chemist assayers, miners, machinists or other suitable persons in connection therewith, and to acquire any such lands, mines, works, rights, options and claims.

     To erect mills and reduction works in any suitable place and to acquire by purchase, or otherwise, on such terms as may be found expedient, for the purpose of extracting the gold, silver, lead, copper or other precious metal
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therefrom, quartz, ores, minerals and mineral bearing substances, tailings, alluvial deposits and concentrates, and to crush and reduce, either on behalf of the Company or on behalf of others, the substances or products so acquired or extracted or produced from the property of the Company; and to construct, maintain and alter any buildings, tramways, telegraph or telephone lines, water ditches, pipe lines, or works necessary or convenient for the purpose of the Company.

     To acquire any invention capable of being used for any of the purposes of the Company and to acquire any rights or letters patent granted in respect to any such inventions, as well as the right or license to use any inventions which the Company is authorized to acquire.

     Generally, to purchase, take on, lease or exchange, hire or otherwise acquire any real and personal property, and any rights and privileges which the Company may think necessary or convenient for the purpose of its business; and in particular, any lands, mines, works, claims, buildings, mills, reduction works, water, water rights, ditches, pipelines, tramways, telegraph and telephone lines, licenses, easements and privileges.

     To sell, improve, develop, lease, dispose of, turn to, account, or otherwise deal with all or any part of the property or rights of the Company.

     To purchase, hold, sell, assign, transfer, mortgage, pledge or otherwise dispose of the shares of the capital stock or any bonds, securities, or evidence of indebtedness created by any other corporation or corporations of this State or any other State or Government, and as the owner of such stock, to exercise all the rights, powers and privileges of ownership, including the right to vote the same, provided this Company shall not receive from any other stock corporation, in exchange for the shares, notes, bonds or other evidences of debt of this Company, shares of the capital stock of such other corporation or notes, bonds or other evidences of debt issued by such other corporation. To purchase, hold, sell and transfer shares of its own capital stock, provided that the corporation shall not use its funds or property for the purchase of its own shares of capital stock when such use would cause any impairment of the capital of the corporation, provided further, that shares of its own capital stock belonging to the corporation shall not be voted, directly or indirectly, nor counted as outstanding stock.
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     To do all or any of the above things, either in its corporate capacity, or through agents, trustees, or otherwise; and to do all such other things as are incidental or conductive to the attainment of the above objects, or any of them.

                          ARTICLE III

     The amount of capital stock of this corporation shall be $1,000,000 divided into 10,000,000 shares of a par value of $0.10 per share. The Board of Directors may, from time to time, sell any or all of the unissued capital stock of the corporation, whether the same be any of the original authorized capital or any increase thereof, without first offering the same to the stockholders then existing; that all such sales may be made on such terms and conditions as by the Board may deem advisable. The capital stock of the corporation is non-assessable.

                           ARTICLE IV

     Article IV is repealed.

                           ARTICLE V

     The names of the incorporators, the amounts of stock subscribed by them, and their respective places of residence are as follows:

NAMES                    RESIDENCE                COMMON STOCK
J.O. Wright              Ogden, Utah                  1,000 shares
E.E. Hoffman             Salt Lake City, Utah         1,000 shares
W.S. Booker              Salt Lake City, Utah         1,000 shares
P.A. Mattingly           Salt Lake City, Utah         1,000 shares
R.C. Dustan              Salt Lake City, Utah         1,000 shares
B.F. Bauer               Salt Lake City, Utah         1,000 shares
E.E. Hoffman, Trustee    Salt Lake City, Utah     200,000 shares

Reserved for the Treasury of the Company and fully paid for, 1,294,000 shares common stock and 500,000 preferred stock. Said stock is reserved for the treasury and held as treasury stock, except that there shall be issued to the Emerald Mining Company an amount equal to the number of shares outstanding in the Emerald Mining Company on the 14th day of June, 1933. All of said stock
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is fully paid for by the transfer to the company of the property described in
Article III. The said treasury stock, aside from that which is to be issued to the Emerald Mining Company, may be sold or disposed of by the board of directors for cash or in the acquisition of other property, and the board of directors in selling or disposing of said stock, may sell or dispose of the same as it deems for the best advantage and/or interest of the Company, it being expressly understood that in selling or disposing of said stock, no offer need be made to stockholders to participate in such sale and all preferential rights of stockholders to subscribe for stock are expressly waived and the board of directors, in selling or disposing of the same, may ignore such preferential rights.

                           ARTICLE VI

     The affairs of this Company shall be managed by a board of a minimum of three persons, as opposed to five, who shall serve as directors of the Company. All directors shall be chosen by ballot by the stockholders at the annual meeting, to hold office for one year and until their successors are elected and qualified. Each director shall hold not less than 100 shares of stock of the Company in order to be eligible to hold the office of director.

                          ARTICLE VII

     The directors shall choose from their own number a President and in their discretion one or two Vice Presidents, and from the stockholders a Secretary and Treasurer for the Company, and such other officers and agents as they deem expedient in the management and conduct of the Company's business. Any one person may hold two or more offices at the same time.

     Any officer or director may resign by giving notice in writing to the Board of Directors, or he may be removed in the manner provided by law. In addition to the methods provided by law, any officer, except a director, may be removed at any time with or without cause by the board of directors.

     A majority of the Board shall constitute a quorum for the transaction of business.

     The board of directors shall have the general control and management of the property, business and affairs of the corporation, but they may delegate certain duties in respect thereto to the various officers of the Company or to the various committees of the board, in case they choose to do so.
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     The board of directors may adopt by-laws and rules and regulations for conducting of the business of the corporation, and for the government thereof, and defining the duties of the various officers, agents and servants of the corporation.

     The board of directors may require and fix the amount and conditions of bonds from various officers, agents and servants. The board of directors may discharge or suspend any of its agents or servants at any time with or without cause.

     At all meetings of the board of directors and of the stockholders, the President of the corporation, or in his absence, the Vice-President, shall preside; or if neither the President nor a Vice-President is present, a director selected from among those present shall preside.

     The Secretary, or if he be absent, a secretary pro-tem, selected by those present, shall keep a full and correct written record of the proceedings of each and every meeting, either of directors or stockholders, in a book kept for that purpose.

     Until the first annual election, the directors and officers of the Company are as follows:

          J.O. Wright                   Director and President
          E.E. Hoffman                  Director and Vice President
          W.S. Booker                   Director and Secretary/Treasurer
          P.A. Mattingly                Director
          R.C. Dustan                   Director

                          ARTICLE VIII

     A majority of the outstanding stock may, at a special meeting called for that purpose, remove either with or without cause, any of the directors; in which event the stockholders at such meeting shall fill all vacancies.

                           ARTICLE IX

     The private property of the stockholders shall not be liable for the obligation of the corporation.

                           ARTICLE X
     Due to expense, the Company shall not be required to conduct a shareholders' meeting on the second Tuesday of June of every year but only in the event that something material occurs with respect to the Company's business, materiality to be determined in accordance with Board discretion.
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Notice for such meeting shall be mailed or delivered to each stockholder as shown by the Company's books, at least ten (10) days before such meeting, directed to his address, as shown by the Company's books, a written or printed notice thereof.

     At every stockholders' meeting each stockholder shall have one vote for each share of stock owned by him on the books of the Company. Fractional part of a share may be voted as such in the same manner. Proxies, duly authenticated to the satisfaction of the meeting, shall be accepted. A majority of the votes cast at any meeting of stockholders shall decide all or every question that may come before such meeting.

                           ARTICLE XI

     The Company is authorized to take action without a meeting pursuant to
Section 16-10a-704 of the Revised Utah Business Corporation Act effective July 1, 1992, providing for consents of stockholders in writing, setting forth the action to be taken, signed by the holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take action at a meeting at which all shares entitled to vote thereon were present and voted. Further, the Company shall have and receive all the benefits and protections of the Revised Utah Business Corporation Act as if the Company had been incorporated after July 1, 1992, provided that such is not otherwise inconsistent with other provisions of the Company's existing Articles of Incorporation.

                           ARTICLE XII

     The Company expressly opts-out of the Utah Control Shares Acquisitions Act, all as provided in Utah Code Ann. Section 61-6-6.

     IN WITNESS WHEREOF, these Restated Articles of Amendment are signed by the Secretary of Tintic Gold Mining Company, a Utah Corporation, this 10th day of August, 1994.

                                   TINTIC GOLD MINING COMPANY


                                   /s/Hugh Coltharp
                                   Hugh Coltharp, Secretary



STATE OF UTAH       )
                    )ss.
SALT LAKE COUNTY    )

     SUBSCRIBED and SWORN to before me this 10th day of August, 1994.



                                   /s/Sandra E. Hansen
                                   Notary Public
                                   Residing at Salt Lake City, UT
My Commission Expires:
 March 24, 1998
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